UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 15, 2006

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At its meeting on September 15, 2006 (the “Meeting”), the Board of Directors (the “Board”) of NovaDel Pharma Inc., a Delaware corporation (the “Company”), appointed Steven B. Ratoff as Chairman of the Board. Consequently, Jan H. Egberts, M.D., President and Chief Executive Officer of the Company, will no longer serve as Chairman of the Board. Mr. Ratoff has served as an independent member of the Company’s Board since his election to the Board on January 17, 2006. In connection with Mr. Ratoff’s appointment as Chairman of the Board, the Board has agreed to enter into a consulting arrangement to compensate Mr. Ratoff for his efforts in such position. Such arrangement will be on a month-to-month basis and shall compensate Mr. Ratoff at a rate of $17,500 per month and reimbursement of reasonable expenses. As a result of such relationship, the Board has determined that Mr. Ratoff is no longer an independent member of the Board, as defined in the rules of the American Stock Exchange. As such, Mr. Ratoff will no longer serve as a member of the Company’s Audit Committee of the Board and Compensation Committee of the Board.

The Board also determined that J. Jay Lobell, a current member of the Board, is independent, as defined in the rules of the American Stock Exchange, based, among other things, on certain representations made to the Board by Mr. Lobell. As a result, the Board appointed Mr. Lobell as Chairman of the Compensation Committee of the Board and as a member of the Audit Committee of the Board. Mr. Lobell, who was elected to the Board on December 14, 2005, had not been previously determined to be independent. Additionally, the Board determined that each of William F. Hamilton, Charles Nemeroff, and Thomas E. Bonney continue to be independent, as defined in the rules of the American Stock Exchange.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of NovaDel Pharma Inc. dated September 21, 2006, titled “Steven B. Ratoff Appointed as Chairman of NovaDel Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaDel Pharma Inc.

By	/s/ Michael E Spicer
Name	Michael E Spicer
Title	Chief Financial Officer

Date: September 21, 2006